                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                         Date of Report: April 6, 1999



                         MORRISON KNUDSEN CORPORATION

                        Commission File Number 1-12054



                            A Delaware corporation

                  IRS Employer Identification No. 33-0565601



                  MORRISON KNUDSEN PLAZA, BOISE, IDAHO 83729

                                 208/386-5000
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Item 2.  Acquisition or Disposition of Assets.

GENERAL
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On March 22, 1999, the Corporation and British Nuclear Fuels, Ltd. ("BNFL")
acquired certain businesses (the "Westinghouse businesses") from CBS Corporation (formerly known as Westinghouse Electric Corporation) pursuant to an Asset Purchase Agreement dated as of June 25, 1998. The Westinghouse businesses provide a wide range of products, services and technologies in the government services and nuclear industries throughout the world.

The acquisition is valued at approximately $1,100,000,000, including $200,000,000 in cash and assumption of approximately $900,000,000 in liabilities. The Corporation's share, however, is approximately $121,000,000 in cash, which was financed from borrowings under new revolving credit facilities totaling $250,000,000. BNFL's share is approximately $79,000,000 in cash and the assumption of approximately $900,000,000 in specified liabilities, commitments and obligations relating to businesses not acquired by the Corporation. The purchase price for the acquisition was determined through arms length negotiations.

ACQUISITION FINANCING
---------------------

The Corporation financed its $121,000,000 portion of the purchase price under its new credit facilities consisting of a $150,000,000 five-year facility which provides for both revolving borrowings and the issuance of letters of credit, and a $100,000,000 one-year facility which provides for revolving borrowings which may be converted, at the Corporation's option, to a term loan having a maturity of one year after the then current expiration of such facility. The term of each facility may be extended annually for an additional year by mutual agreement of the banks and the Corporation. The facilities' covenants require the maintenance of financial ratios, and place limitations on guarantees, liens, investments, dividends and other matters.

The facilities provide for interest on loans, payable quarterly, at the applicable LIBOR rate or the base rate, as defined, plus an additional margin. The additional margin ranges from 1.25% to 2.00% for the LIBOR rate and 0.25% to 1.00% for the base rate, based on the ratio of earnings before interest, taxes, depreciation and amortization to the Corporation's funded debt. On March 19, 1999, the Corporation paid $3,700,000 in underwriting fees to the banks and is required to pay annual and quarterly commitment and letter of credit fees.

The Corporation initially borrowed $75,000,000 under the one year facility and $45,000,000 under the five year facility to finance the acquisition. The remainder of the Corporation's share of the purchase price was funded from the Corporation's existing cash.

BUSINESSES ACQUIRED
-------------------

Concurrent with the acquisition, the following two separate companies were formed to acquire the operations of the Westinghouse businesses that were acquired by the Corporation:

(1) Westinghouse Government Services Company LLC ("WGS"), a limited liability company acquired the businesses that provide defense-related operations and management services primarily for the U.S. Departments of Energy and Defense, including the production of tritium for national weapons programs and high-level waste solidification. These businesses employ over 11,200 employees. Included in WGS is the Electro-Mechanical Division, which manufactures pumps and other related products for the U.S. Navy and for the commercial nuclear industry. WGS is wholly-owned by the Corporation. BNFL retains a 40% passive economic interest in the profits and losses and cash flows of WGS.

(2) Westinghouse Government Environmental Services Company LLC ("WGES"), a limited liability company acquired the businesses that provide non-defense related governmental and environmental services, including environmental remediation and waste management services. These businesses employ approximately 2,500 employees. WGES is jointly owned by the Corporation (60%) and BNFL (40%).

                                       2
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The Corporation has management responsibility and control of WGS and WGES.  The property, plant and equipment acquired by the Company includes land, buildings, machinery, equipment and construction in progress and the Corporation intends generally to use such property, plant and equipment in the above described businesses as they have previously been used.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)  Financial Statements of Business Acquired

              Financial statements for the business acquired pursuant to the Acquisition described in Item 2 of this Report will be filed by an amendment hereto no later than June 7, 1999.

         (b)  Pro Forma Financial Information

              Pro forma financial information giving effect to the transaction described in Item 2 of this Report will be filed by an amendment hereto no later than June 7, 1999.

         (c)  Exhibits.

              10.1 Five-Year Credit Agreement dated as of March 19, 1999 among the registrant, Bank of Montreal and NationsBanc Montgomery Securities, Inc., Bank of America National Trust and Savings Association and the Lenders which are or may becomes parties thereto (filed as Exhibit 10.1 to the Corporation's Form 10-Q Quarterly Report for quarter ended February 26, 1999 and incorporated herein by reference).

              10.2 364-Day Credit Agreement dated as of March 19, 1999 among the registrant, Bank of Montreal and NationsBanc Montgomery Securities, Inc., Bank of America National Trust (filed as
                    Exhibit 10.2 to the Corporation's Form 10-Q Quarterly Report for quarter ended February 26, 1999 and incorporated herein by reference).



                                   Signature
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    MORRISON KNUDSEN CORPORATION


                                    /s/ Stephen G. Hanks
April 6, 1999                   By: _________________________________________
                                    Stephen G. Hanks
                                    Executive Vice President,
                                    Chief Legal Officer and Secretary

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